Exhibit 28(g)(2)

EXECUTION

AMENDMENT TO
CUSTODY AGREEMENT

This Amendment is made and entered into as of the February 18, 2021 (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY Mellon”), and USCF ETF Trust, a Delaware statutory trust, on behalf of itself, its Series and any Subsidiary, as defined below, (“Customer”). BNY Mellon and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer and BNY Mellon are parties to that certain Custody Agreement dated as of March 26, 2020 (the “Agreement”), pursuant to which Customer has appointed BNY Mellon as the custodian of certain of its assets and BNYM Mellon provides for the portfolios identified on Appendix I thereto (each, a “Series”) and the Cayman Islands exempt company wholly-owned subsidiary of any such Series (each, a “Subsidiary”) the services described therein; and

WHEREAS, Customer wishes to appoint BNY Mellon as the custodian of certain of its assets with respect to certain additional Series and each Subsidiaries hereafter identified to BNY Mellon on Appendix I, and BNY Mellon is willing to provide such services on the terms and conditions set forth therein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.            The Agreement is hereby amended as of the Effective Date by adding the following Series and Subsidiary, each as a party to the Agreement:

Series

USCF Midstream Energy Income Fund

USCF Energy Commodity Strategy Absolute Return Fund

Subsidiary

USCF Cayman Commodity 3

2.            The Agreement is hereby amended as of the Effective Date by deleting Appendix I of the Agreement in its entirety and replacing it with Appendix I as attached hereto.

3.            Customer and BNY Mellon hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

4.            Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.            Any capitalized terms not defined herein shall have their respective meanings as assigned in the Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

THE BANK OF NEW YORK MELLON		USCF ETF TRUST, on behalf of itself and each Series

By:	/s/ Jeffrey B McCarthy	By:	/s/ John P. Love
Name:	Jeffrey B McCarthy	Name:	John P. Love
Title:	Managing Director, Exchange-Traded Funds	Title:	President
Date:	2-24-2021	Date:	February 18, 2021

Address for Notice:		Address for Notice:

THE BANK OF NEW YORK MELLON		USCF ETF TRUST
240 Greenwich Street		1850 Mt. Diablo Boulevard, Suite 640
New York, NY 10286		Walnut Creek, CA 94596
Attention:	Justin Skeels	Attention: John P. Love, President
With a copy to: Daphne G. Frydman, Chief Legal Officer

USCF CAYMAN COMMODITY 3

By:	/s/ Stuart P. Crumbaugh
Name:	Stuart P. Crumbaugh
Title:	Director
Date:	February 18, 2021

Address for Notice:
USCF CAYMAN COMMODITY 3
c/o USCF ETF TRUST
1850 Mt. Diablo Boulevard, Suite 640
Walnut Creek, CA 94596
Attention: Stuart P. Crumbaugh, Director

Pursuant to Section 10.1(a):

☐ as beneficial owner, Customer OBJECTS to disclosure

☐ as beneficial owner, Customer DOES NOT OBJECT to disclosure

☐ Custodian will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY MELLON WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

2

APPENDIX I

USCF ETF Trust

Series

USCF Midstream Energy Income Fund

USCF Energy Commodity Strategy Absolute Return Fund

USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund

Subsidiary

USCF Cayman Commodity 2

USCF Cayman Commodity 3